Example Template : 77O



DEUTSCHE GLOBAL GROWTH FUND

N-Sar March 1, 2015 - August 31, 2015



Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Retrophin, Inc. 	761299106	3/19/2015
	$19.0	$94,350,000	$258,020	0.27%
	LEERINK PARTNERS, DB, JMP, NOMURA 	LEER
SWAN
Fogo de Chao Inc. 	344177100	6/18/2015
	$20.0	$79,411,750	$141,320	0.18%
	JEFF, JPM, DB	JEFF
Fitbit Inc	33812L102	6/17/2015
	$20.0	$477,600,000	$142,360	0.03%
	MS, BOAML, DB	MS